EXHIBIT (a)(5)

GENCOR INDUSTRIES, INC.

CASH TENDER OFFER AND OFFER TO EXCHANGE
10% JUNIOR SUBORDINATED NOTES
FOR
SHARES OF OUR COMMON STOCK

$2.00 cash plus $1.00 note per share

THE CASH TENDER OFFER AND EXCHANGE OFFER, AND RELATED WITHDRAWAL RIGHTS,
WILL EXPIRE AT 12:00 MIDNIGHT, NEW YORK CITY TIME,
ON THURSDAY, DECEMBER 11, 2003, UNLESS EXTENDED.

November 13, 2003

To Our Clients:

Enclosed for your consideration are an Offering Circular, dated November 13, 2003, and a related Letter of Transmittal (which, together with amendments or supplements thereto, collectively constitute the “Offer”) relating to the offer by Gencor Industries, Inc., a Delaware corporation (the “Company”), to purchase all of the outstanding shares of common stock, par value $0.10 per share (the “Shares”), of the Company, at a price of $2.00 in cash plus $1.00 in principal amount of the Company’s 10% junior subordinated notes per Share, upon the terms and subject to the conditions set forth in the Offer.

     We (or our nominees) are the holder of record of Shares held by us for your account. A tender of such Shares can be made only by us as the holder of record and pursuant to your instructions. The enclosed Letter of Transmittal is furnished to you for your information only and cannot be used to tender Shares held by us for your account.

     We request instructions as to whether you wish to tender any or all of the Shares held by us for your account upon the terms and subject to the conditions set forth in the Offer.

     Your attention is directed to the following:

     1.     The offer price is $2.00 in cash plus $1.00 in principal amount of a 10% junior subordinated note per Share. The Company will not issue any notes in denominations of less than $100.00. Any stockholder tendering less than 100 Shares will receive $3.00 in cash per Share, instead of the $2.00 in cash plus $1.00 in principal amount of the notes. In lieu of issuing the notes to stockholders who tender less than 100 Shares, the Company will pay up to $99.00 in cash to these stockholders. For example, if a stockholder tenders 95 Shares, the stockholder will receive $190.00 in cash, the same $2.00 in cash per share as all other stockholders tendering Shares, plus an additional $95.00 in cash in lieu of $95.00 in principal amount of the notes, for a total of $285.00 in cash. If a stockholder tenders 110 Shares, the stockholder will receive $220.00 in cash, the same $2.00 in cash per Share as all other stockholders tendering shares, plus $110.00 in principal amount of the notes.

     2. The Offer is being made for all outstanding Shares.

     3.     The Offer is conditioned upon, among other things, there being validly tendered in accordance with the terms of the Offer and not properly withdrawn prior to the Expiration Date (as defined below) 2,669,006 Shares, which represents a majority of the currently outstanding Shares held by stockholders other than affiliates of the Company. The Offer is subject to certain other conditions contained in Section 9 of the Offering Circular.

     4.     The Company’s board of directors has unanimously approved the Offer and determined the offer price of $2.00 in cash plus $1.00 in principal amount of a 10% junior subordinated note per Share, to be fair. Furthermore, the financial advisor for the Company, Capitalink, L.C., has given a written opinion to the board of directors that, as of the date of the opinion and based on and subject to the assumptions and limitations contained in the opinion, the offer price of $2.00 in cash plus $1.00 in principal amount of a 10% junior subordinated note per Share, is fair, from a financial point of view, to all of the stockholders who are not affiliates of the Company.

     5.     The Offer and withdrawal rights expire at 12:00 midnight, New York City time, on Thursday, December 11, 2003 (the “Expiration Date”), unless the Offer is extended by the Company, in which event the term Expiration Date shall mean the latest time at which the Offer, as so extended by the Company, will expire.

     6.     Tendering shareholders will not be obligated to pay brokerage fees or commissions to the Depositary or the Information Agent (as defined in the Offering Circular) or, except as set forth in Instruction 6 of the Letter of Transmittal, transfer taxes on the purchase of Shares by the Company in the Offer. However, federal income tax backup withholding at a rate of 28% may be required, unless the required taxpayer identification information is provided or an exemption is available. See the Letter of Transmittal for more information.

     If you wish to have us tender any or all of the Shares held by us for your account, please so instruct us by completing, executing and returning to us the instruction form. An envelope to return your instructions to us is enclosed. If you authorize the tender of your Shares, all such Shares will be tendered unless otherwise specified on the detachable part hereof.

     Your instructions should be forwarded promptly to us to permit us to submit a tender on your behalf prior to the Expiration Date.

     On the terms of and subject to the conditions to the Offer, promptly after the Expiration Date, the Company will accept for payment, and pay for, all Shares validly tendered to the Company in the Offer and not properly withdrawn prior to the Expiration Date. To validly tender Shares in the Offer: (1) the certificate(s) representing the tendered Shares, together with the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees and any other required documents, must be received by the Depositary for the Offer prior to the Expiration Date; (2) in the case of a tender effected pursuant to the book-entry transfer procedures described in the Offering Circular (a) either the Letter of Transmittal (or a facsimile copy of it), properly completed and duly executed, together with any required signature guarantees, or an Agent’s Message described in the Offering Circular, and any other required documents, must be received by the Depositary for the Offer prior to the Expiration Date; and (b) the Shares to be tendered must be delivered pursuant to the book-entry transfer procedures described in the Offering Circular and a Book-Entry Confirmation described in the Offering Circular must be received by the Depositary for the Offer prior to the Expiration Date; or (3) the tendering stockholder must comply with the guaranteed delivery procedures described in the Offering Circular prior to the Expiration Date.

     Under no circumstances will interest be paid on the cash portion of the purchase price of the Shares to be paid by the Company, regardless of any extension of the Offer or any delay in making such payment.

     The Offer is not being made to (nor will tenders be accepted from or on behalf of) holders of Shares in any jurisdiction in which the making of the Offer or the acceptance thereof would not be in compliance with the laws of such jurisdiction. In those jurisdictions where securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer will be deemed to be made on behalf of the Company by one or more registered brokers or dealers licensed under the laws of such jurisdiction to be designated by the Company.

INSTRUCTIONS WITH RESPECT TO THE CASH TENDER OFFER
AND OFFER TO EXCHANGE NOTES FOR ALL OUTSTANDING
SHARES OF COMMON STOCK OF GENCOR INDUSTRIES, INC.

     The undersigned acknowledge(s) receipt of your letter, the Offering Circular of Gencor Industries, Inc., a Delaware corporation and the Letter of Transmittal relating to shares of common stock, par value $0.10 per share, of Gencor (the “Shares”).

     This will instruct you to tender the number of Shares indicated below (or, if no number is indicated below, all Shares) held by you for the account of the undersigned, upon the terms and subject to the conditions set forth in the Offering Circular and Letter of Transmittal.

Number of Shares to be Tendered(1):	Shares

Account Number:

SIGN HERE

Signature(s)

Please Type or Print Name(s)

Please Type or Print Address(es)

Area Code and Telephone Number

Taxpayer Identification or Social Security No.

Dated: , 2003

(1)	Unless otherwise indicated, it will be assumed that all your Shares are to be tendered.

Please Return This Form To The Brokerage Firm or Other Nominee Maintaining Your Account.

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